The integration and joint share transfer described in this press release involves securities of a foreign company. This integration and joint share transfer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this press release has been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases.

May 10, 2013
To whom it may concern:

Company:	Tokyu Land Corporation
Representative:	Kiyoshi Kanazashi, President & Representative Director
(Code No: 8815 First Section of the Tokyo Stock Exchange)
Inquiries:	Shouhei Kimura, Executive Officer, Division Manager, Accounting and Finance Division
TEL (03) 5458-0648

Company:	Tokyu Community Corp.
Representative:	Motonori Nakamura, President & Representative Director
(Code No: 4711 First Section of the Tokyo Stock Exchange)
Inquiries:	Minoru Furukawa, Senior Executive Managing Officer and Managing Director
TEL (03) 5717-1551

Company:	Tokyu Livable, Inc.
Representative:	Yoshihiro Nakajiima, President & Representative Director
(Code No: 8879 First Section of the Tokyo Stock Exchange)
Inquiries:	Kazuo Konno, Managing Officer, Business Operations Department
TEL (03) 3463-3713

Regarding Business Integration of Tokyu Land Corporation, Tokyu Community Corp. and Tokyu Livable, Inc.
through the Establishment of a Holding Company

Tokyu Land Corporation (“Tokyu Land”), Tokyu Community Corp. (“Tokyu Community”) and Tokyu Livable, Inc. (“Tokyu Livable”) have agreed to establish Tokyu Fudosan Holdings Corporation (the “Holding Company”) through a joint share transfer (the “Share Transfer”) by which the three companies will become wholly owned subsidiaries of the Holding Company as of October 1, 2013 (planned date), assuming approval at each company’s respective ordinary general meeting of shareholders scheduled to be held on June 26, 2013 (Tokyu Land), June 21, 2013 (Tokyu Community) and June 24, 2013 (Tokyu Livable), and have jointly prepared the Share Transfer Plan relating to the Share Transfer upon the approval of the boards of directors of each company, respectively, on May 10, 2013.

1.	Background and Purpose of Management Integration through the Share Transfer
(1)	Background
Under the management philosophy of “independence and collaboration” which aims to leverage synergies through mutual collaboration within the Group based on the independence and the competitiveness in the respective fields of each company, the Tokyu Land Group, comprised of Tokyu Land and its subsidiaries and affiliated companies (the “Group”) has been striving to create business value essential for its customers using the value-chain created by each company’s strong capabilities in executing its respective business and collaboration within the Group. As a result, the Group has grown into a comprehensive real estate business group with approximately 18,000 employees, comprised of listed companies such as Tokyu Community and Tokyu Livable, and companies like Tokyu Hands, Inc. which are leading companies in their fields, worked to enhance Tokyu Community’s real estate management capacity and Tokyu Livable’s real estate brokerage function that originate from Tokyu Land’s development function, and poured efforts into utilizing a broad range of business fields to deliver high value-added products and services, while organically incorporating real estate utilization functions such as retail facilities and fitness clubs.

However, economic conditions under which the Tokyu Land Group operates are expected to undergo a significant change. Socioeconomic paradigm shifts in Japan such as the maturing economy, falling birthrates and aging of society will cause a diversification of values and lifestyles, and the rapid development of information technology will increase the information and choices available to customers, making it more essential than ever to deliver products and services that satisfy customer needs and tastes.
It will be essential for major cities in Japan to be internationally competitive for Japan’s economic recovery, and from the perspective of improving disaster prevention and earthquake resistance, developers are expected to promote innovation and regeneration of municipal functions and to create attractive communities. On the other hand, the importance of utilizing superior stock is increasing in the real estate industry, and the real estate stock utilization business is expected to grow due to societal demand going forward. There are also opportunities appearing in the real estate industry such as the growth of developing markets overseas and increase in inbound investment demand.
Under these circumstances, the Tokyu Land Group’s current medium-term management plan “Value Innovation 2013” positions the three year period from the fiscal year ended March 31, 2012 through the fiscal year ending March 31, 2014 as the time to establish the Group’s foundations, and has as its key strategies (i) strengthening financial foundations and the Group’s management, (ii) progressing the reinvestment cycle using the REIT fund business and (iii) innovating core businesses in response to changing business conditions. Tokyu Land listed Activia Properties Inc. and Comforia Residential REIT, Inc. in June 2012 and February 2013, respectively for the first time. Tokyu Community expanded its management stock by acquiring United Communities Co, Ltd., a leading company in the condominium management industry, in February 2013. In addition to expanding the size of its business through the proactive opening of real estate brokerage branches, Tokyu Livable has made sound progress on initiatives such as launching the “Livable Peace of Mind Brokerage Guarantee” throughout Japan which is a guarantee service for existing residences in January 2013, intended to bring peace of mind and safety to more customers that purchase existing residences.
Recently, the members of the Tokyu Land Group have come to the common understanding that, with intensifying competition due to changing business conditions in the future, it is necessary to develop business that makes maximum use of the Group’s broad business areas and resources, and that it is essential to undertake initiatives to further integrate the Group in order to further accelerate the growth of each company. Therefore, the Tokyu Land Group has been considering the Share Transfer in order to ensure that the purposes set forth in (2) below are realized quickly.

(2)	Purpose
As a result of considering the strengthening of financial foundations set forth in the Tokyu Land Group’s current medium-term management plan, the Group has determined that changing to a holding company structure is most suitable for achieving the following major objectives:
To aim to reform the Group’s financial foundations, respond to changes in business conditions flexibly and rapidly, create a management structure that will allow the Group to demonstrate its comprehensive capabilities to the maximum extent and switch from a “foundation establishment phase” to a “growth phase” for its next medium-term management plan. To position management business and brokerage business, which are expected to show growth going forward, as core businesses in addition to real estate sales and leasing businesses, and to accelerate growth as a comprehensive real estate group through expanding synergies by distributing management resources and enhancing collaboration within the Group under a holding company structure.

(i)     Mobility of management and improvement of efficiency by innovation of the group management foundation

Under a holding company structure, the streamlining of overlapping businesses and integration of functions will be promoted. By changing to a holding company structure, it will also become possible for the Group to be reorganized flexibly in response to future changes in business conditions.
The management integration of the three companies through the establishment of the Holding Company will create a management structure that will allow the Group to demonstrate its comprehensive capabilities by distributing management resources to growth fields fairly and appropriately, and by having each group operating company dedicate itself to executing business in line with the Group’s management strategy. Additionally, the Group will implement streamlining measures such as the integration of staff functions and IT systems and aim to improve corporate value.

(ii)     Expansion of synergies between businesses through group collaboration

The overlapping businesses and the partial insufficient sharing of management resources arising from the current group structure will be resolved in association with the change to a holding company structure, and the Holding Company will take on the functions of creating opportunities for synergy between businesses and promoting collaboration, based on the Group’s management strategy. Through this, new added value is expected to be created through the further utilization of the Group’s broad resources and strengthening of collaboration, which will allow the Group to provide services of value to its customers.
The Group will aim to provide products and services that flexibly and suitably respond to customer needs in the real estate sales business through the further enhancement of collaboration on development, sales, and management. Furthermore, in the real estate lease business, the Group will aim to promote strengthening of the value chain by improving the capabilities of each business process from development through to management. Additionally, the Tokyu Land Group will aim to utilize its broad business using foundations such as Tokyu Community’s industry leading management stock comprised of approximately 460,000 properties and the wealth of information held by the comprehensive real estate sales business of Tokyu Livable to optimize group synergy. Through these efforts, the Group will aim for core business innovation, enhancement and the improvement of group corporate value.

(iii)     Acceleration of each group business through the strengthening of financial foundations

By strengthening the Group’s business and financial foundations under a holding company structure, the growth of each business is expected to accelerate due to the Holding Company formulating the Group’s management strategy and its proactive distribution of management resources to growth fields.
With respect to large-scale redevelopments such as the redevelopment projects in Ginza and Shibuya, the Group will aim to ensure the promotion of such projects through the strengthening of its financial foundations and aim to realize the maximization of related revenues while expanding group participation assets. The Group will work to further improve its industry position in the real estate management and brokerage businesses, and aim to establish its presences as No. 1. in the industry. Additionally, the Group as a whole will promote overseas business development, making maximum use of the Group’s resources, and will proactively distribute management resources to growth fields while considering mergers and acquisitions. While adapting to business conditions which are expected to change significantly in the future, the Group will work to grow new businesses that provide high value-added services and products that span all aspects of people’s lifestyles.

(3)	Structure for promotion of management integration
In response to the creation of the Share Transfer Plan on May 10, 2013, Tokyu Land, Tokyu Community and Tokyu Livable will put in place a Group Integration Committee under the presidents of the three companies and begin a detailed study in order to facilitate the smooth transition to a holding company structure and achieve the goals of management integration as soon as possible.
The planned organization of the Group as of October 1, 2013 is as provided in the Exhibit.

2.	Overview of the Share Transfer
(1)	Schedule of the Share Transfer

General meeting of shareholders record dates (all three companies)	March 31, 2013 (Sun)
Board of directors meeting approving the Share Transfer Plan (all three companies)	May 10, 2013 (Fri)
Ordinary general meeting of shareholders to approve the Share Transfer Plan (Tokyu Community)	June 21, 2013 (Fri) (planned)
Ordinary general meeting of shareholders to approve the share transfer plan (Tokyu Livable)	June 24, 2013 (Mon) (planned)
Ordinary general meeting of shareholders to approve the share transfer plan (Tokyu Land)	June 26, 2013 (Wed) (planned)
Date of delisting from the Tokyo Stock Exchange (all three companies)	September 26, 2013 (Thu) (planned)
Incorporation registration date of the Holding Company (effective date of the Share Transfer)	October 1, 2013 (Tue) (planned)
Listing date of the Holding Company	October 1, 2013 (Tue) (planned)

However, this schedule may be changed upon discussion among the three companies if required for the progress of the Share Transfer procedures or otherwise necessary.

(2)	Method of the Share Transfer
The Share Transfer will be a joint share transfer by which Tokyu Land, Tokyu Community and Tokyu Livable will become wholly owned subsidiaries and the Holding Company will become the parent company owning 100% of the shares of these three companies.

(3)	Details of allotment in relation to the Share Transfer (share transfer ratio)

	Tokyu Land	Tokyu Community	Tokyu Livable
Share transfer ratio	1.00	4.77	2.11

(Note 1) Share allotment ratio
For one share of common stock of Tokyu Land, Tokyu Community and Tokyu Livable, one share, 4.77 shares and 2.11 shares of common stock of the Holding Company will be delivered, respectively. One share unit of the Holding Company will comprise of 100 shares.
Shareholders of Tokyu Land, Tokyu Community and Tokyu Livable who will receive fractional shares of the Holding Company through the Share Transfer will be paid an amount equivalent to such fractional shares pursuant to Article 234 of the Companies Act and other related laws and regulations.
If, however, there is a material change in the various conditions forming the basis of calculations, the abovementioned share transfer ratio may be changed upon discussion among the three companies.

(Note 2) (Planned) Number of new shares to be delivered by the Holding Company due to the Share Transfer
700,950,413 shares of common stock
The above number is based on Tokyu Land: 533,345,304 issued and outstanding shares (as of March 31, 2013); Tokyu Community: 14,400,000 issued and outstanding shares (as of March 31, 2013); and Tokyu Livable: 48,000,000 issued and outstanding shares (as of March 31, 2013). Please note that, prior to the Share Transfer taking effect, Tokyu Land, Tokyu Community and Tokyu Livable plan to retire their respective treasury shares currently held or to be acquired in the future, and therefore shares of the Holding Company will not be allotted for such treasury shares. However, as the number of treasury shares that will actually be retired as of the effective date of the Share Transfer is currently undetermined, there may be a change in the abovementioned number of new shares issued by the Holding Company.

(Note 3) Treatment of shares less than one unit
The Group plans to apply to have the shares allocated to shareholders of Tokyu Land, Tokyu Community and Tokyu Livable due to the Share Transfer listed on the Tokyo Stock Exchange, and if such application is approved, it will be possible to trade the Holding Company’s shares on the Tokyo Stock Exchange. Therefore, shareholders who hold 100 or more shares of Tokyu Land, 21 or more shares of Tokyu Community or 48 or more shares of Tokyu Livable who are allotted more than one unit or 100 or more shares of the Holding Company, should be able to continue to trade shares of the Holding Company.
Shareholders of Tokyu Land, Tokyu Community or Tokyu Livable who are allotted fewer than 100 shares of the Holding Company will not be able to sell those shares on the Tokyo Stock Exchange or other securities exchanges, but shareholders who have less than one unit due to the Share Transfer will be able to demand that the Holding Company purchase such shares of less than one unit, or purchase extra shares to total one unit.

(4)	Treatment of share options and bonds with share options in connection with the Share Transfer
 Tokyu Land, Tokyu Community and Tokyu Livable have not issued share options or bonds with share options.

(5)	Dividends of the three companies based on the record date prior to establishment of the Holding Company
Tokyu Land plans to pay a dividend of 3.5 yen per share, assuming a resolution of the ordinary general meeting of shareholders scheduled to be held on June 26, 2013 (Wed). Tokyu Community plans to pay a dividend of 43 yen per share, assuming a resolution of the ordinary general meeting of shareholders scheduled to be held on June 21, 2013 (Fri). Tokyu Livable plans to pay a dividend of 25 yen per share, assuming a resolution of the ordinary general meeting of shareholders scheduled to be held on June 24, 2013 (Mon).
Additionally, Tokyu Land plans to pay an interim dividend of 3.5 yen per share with the half-year closing date (September 30, 2013) as the record date. Tokyu Community plans to pay an interim dividend of 46 yen per share with the half-year closing date (September 30, 2013) as the record date. Tokyu Livable plans to pay an interim dividend of 14 yen per share with the half-year closing date (September 30, 2013) as the record date

(6)	Treatment of treasury shares and shares of the Holding Company allotted to Tokyu Land, Tokyu Community and Tokyu Livable
Tokyu Land, Tokyu Community and Tokyu Livable plan to retire treasury shares currently held thereby, or acquired in the future, by the effective date of the Share Transfer. Therefore, shares of the Holding Company are not planned to be allotted for treasury shares of the respective companies. However, as the number of treasury shares that will actually be retired as of the effective date of the Share Transfer is currently undetermined, there may be a change in the abovementioned number of new shares issued by the Holding Company.

As a result of shares of the Holding Company being allotted using the share transfer ratio for the shares of Tokyu Community and Tokyu Livable held by Tokyu Land (7,302,000 shares of Tokyu Community as of March 31, 2013 and 24,204,000 shares of Tokyu Livable as of March 31, 2013), the shares of Tokyu Livable held by Tokyu Community (600,000 shares as of March 31, 2013) and the shares of Tokyu Community held by Tokyu Livable (350,000 shares as of March 31, 2013), Tokyu Land, Tokyu Community and Tokyu Livable will hold shares of the Holding Company, their parent company holding 100% of the shares of each company, respectively. However, these shares of the Holding Company will be disposed of on or after the effective date of the Share Transfer, including by means of distribution in kind to the Holding Company, at a suitable date in accordance with the provisions of the Companies Act. Notice of the disposition method will be given once determined.

3.	Basis for Calculation of Allotment for the Share Transfer
(1)	Basis for calculation
In order to ensure the fairness of the share transfer ratio used in the Share Transfer, Tokyu Land retained Nomura Securities Co., Ltd. (“Nomura Securities”), Tokyu Community retained Daiwa Securities Co., Ltd (“Daiwa Securities”) and Tokyu Livable retained Mizuho Securities Co., Ltd. (“Mizuho Securities”) to respectively calculate the share transfer ratio used in the Share Transfer, and received documents calculating the same.
Nomura Securities used the Average Market Price Analysis, Comparable Companies Analysis and discounted cash flow method (“DCF”) with respect to Tokyu Land, Tokyu Community and Tokyu Livable respectively to calculate the share transfer ratio. The results using each method are as follows. The calculation range for the following share transfer ratios sets forth the calculation range in the number of shares of common stock of the Holding Company allotted for one share of common stock of Tokyu Community and one share of common stock of Tokyu Livable in the case where one share of common stock of the Holding Company is allotted for one share of common stock of Tokyu Land.

	Calculation Method	Tokyu Community	Tokyu Livable
(i)	Average Market Price Analysis	4.45～4.87	2.04～2.15
(ii)	Comparable Companies Analysis	3.30～3.84	1.14～1.55
(iii)	DCF	2.70～9.62	1.46～2.87

The Average Market Price Analysis used the closing price on the record date (May 8, 2013), and the simple average value for the one week period before the record date, the one month period before the record date, the three month period before the record date and the six month period before the record date.
When calculating the share transfer ratio, Nomura Securities in principle used information provided by each company as well as publicly available information, and assumed the accuracy and completeness thereof. Nomura Securities did not independently verify the accuracy and completeness of such information. Nomura Securities did not perform an independent evaluation or assessment with respect to the assets and liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of each company and their respective affiliated companies, and did not retain an independent third party to perform such evaluation or assessment. Additionally, Nomura Securities assumed that the financial projections provided by each company (including profit plans and other information) were reasonably prepared and presented based on the best projections and judgment available to the management of each company at the time.

Daiwa Securities calculated the share transfer ratio for Tokyu Land, Tokyu Community and Tokyu Livable using the Average Market Price Analysis and DCF. The results using each method are as follows.
The calculation range for the following share transfer ratios sets forth the calculation range in the number of shares of common stock of the Holding Company allotted for one share of common stock of Tokyu Community and one share of common stock of Tokyu Livable in the case where one share of common stock of the Holding Company is allotted for one share of common stock of Tokyu Land.

	Calculation Method	Tokyu Community	Tokyu Livable
(i)	Average Market Price Analysis	4.10～4.86	1.93～2.14
(ii)	DCF	3.58～8.28	1.53～3.61

The Average Market Price Analysis used the closing price on the record date (May 9, 2013), and the simple average value for the one month period before the record date, the three month period before the record date and the six month period before the record date.
When calculating the share transfer ratio, Daiwa Securities in principle used materials provided by each company and publicly available information, and assumed the accuracy and completeness thereof. Daiwa Securities did not independently verify the accuracy and completeness of such information. Daiwa Securities did not perform an independent evaluation or assessment with respect to the assets and liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of each company and their respective affiliated companies, and did not retain an independent third party to perform such evaluation or assessment. Additionally, Daiwa Securities assumed that the financial projections provided by each company (including profit plans and other information) were reasonably prepared and presented based on the best projections and judgment available to the management of each company at the time.
Mizuho Securities calculated the share transfer ratio for Tokyu Land, Tokyu Community and Tokyu Livable using the Average Market Price Analysis and DCF. The results using each method are as follows. The calculation range for the following share transfer ratios sets forth the calculation range in the number of shares of common stock of the Holding Company allotted for one share of common stock of Tokyu Community and one share of common stock of Tokyu Livable in the case where one share of common stock of the Holding Company is allotted for one share of common stock of Tokyu Land.

	Calculation Method	Tokyu Community	Tokyu Livable
(i)	Average Market Price Analysis	4.10～4.55	1.93～2.05
(ii)	DCF	4.13～6.11	1.65～2.37

The Average Market Price Analysis used the closing price on the record date (May 9, 2013), and the simple average value for the one week period before the record date, the one month period before the record date and the three month period before the record date.
When calculating the share transfer ratio, Mizuho Securities in principle used materials provided by each company and publicly available information, and assumed the accuracy and completeness thereof. Mizuho Securities did not independently verify the accuracy and completeness of such information. Mizuho Securities did not perform an independent evaluation or assessment with respect to the assets and liabilities (including off balance sheet assets and liabilities and other contingent liabilities) of each company and their respective affiliated companies, and did not retain an independent third party to perform such evaluation or assessment. Additionally, Mizuho Securities assumed that the financial projections provided by each company (including profit plans and other information) were reasonably prepared and presented based on the best projections and judgment available to the management of each company at the time.

Furthermore, Nomura Securities, Daiwa Securities and Mizuho Securities respectively received financial projections for Tokyu Land, Tokyu Community and Tokyu Livable and used them as the basis for analysis using DCF. The future profit plans for Tokyu Land, Tokyu Community and Tokyu Livable used by Nomura Securities, Daiwa Securities and Mizuho Securities as the calculation basis for DCF were based on the current organization structure and did not project any large increases or decreases.

(2)	Background to calculations
As described above, Tokyu Land, Tokyu Community and Tokyu Livable retained Nomura Securities, Daiwa Securities and Mizuho Securities respectively to calculate the share transfer ratio used in the Share Transfer and each company respectively carried out extensive careful consideration, negotiation and consultation referring to the results of calculations provided by the third party advisors, comprehensively taking into account factors including the finances, assets, outlook and market share price levels for each company. Consequently, Tokyu Land, Tokyu Community and Tokyu Livable determined the suitability of the above share ratio as of May 10, 2013, and therefore agreed to carry out the Share Transfer using the above share transfer ratio and prepared the Share Transfer Plan.

(3)	Relationship with advisors performing the calculations
None of the advisors who performed the calculations (i.e. Nomura Securities, Daiwa Securities and Mizuho Securities) qualify as a party related to Tokyu Land, Tokyu Community or Tokyu Livable, nor do they have a material interest in the Share Transfer that requires disclosure.

(4)	Treatment of the Holding Company’s listing application
Tokyu Land, Tokyu Community and Tokyu Livable plan to apply to have the shares of the Holding Company newly listed on the Tokyo Stock Exchange. The planned listing date is October 1, 2013. As Tokyu Land, Tokyu Community and Tokyu Livable will become wholly owned subsidiaries of the Holding Company through the Share Transfer, they each plan to delist from the Tokyo Stock Exchange as of September 26, 2013.
The dates for listing and delisting will be determined in accordance with the rules of the Tokyo Stock Exchange.

(5)	Measures to ensure fairness
In order to ensure the fairness of the Share Transfer, Tokyu Land, Tokyu Community and Tokyu Livable selected Nomura Securities, Daiwa Securities and Mizuho Securities respectively as independent third party advisors and received from them documents calculating the share transfer ratio to be used as the basis for their agreement on the share transfer ratio. None of the companies obtained a fairness opinion from the abovementioned third party advisors to the effect that the share transfer ratio is financially suitable for the shareholders of each company respectively.
Furthermore, Tokyu Land, Tokyu Community and Tokyu Livable selected Nishimura & Asahi, Oh-Ebashi LPC & Partners and Masuda & Partners Law Office respectively as legal advisors and received advice on matters including the procedures for the Share Transfer, the method and schedules for decision makings.

(6)	Measures to avoid conflicts of interest
Tokyu Land holds 55.57% of Tokyu Community’s issued and outstanding shares (as of March 31, 2013. Includes indirect holdings) and 52.93% of Tokyu Livable’s issued and outstanding shares (as of March 31, 2013. Includes indirect holdings) respectively.
Due to the capital relationship above, Tokyu Land took the following measures to avoid conflicts of interest.
In order to avoid conflicts of interest, at the meeting of Tokyu Land’s board of directors held on May 10, 2013, Motonori Nakamura who holds a concurrent post as Representative Director of Tokyu Community and Yoshihiro Nakajima who also holds a concurrent post as Representative Director of Tokyu Livable abstained from deliberation of and voting in the resolution for the Share Transfer, and the resolution for preparation of the Share Transfer Plan was unanimously passed by all members of the board of directors other than Motonori Nakamura and Yoshihiro Nakajima.

Due to the capital relationship above, Tokyu Community took the following measures to avoid conflicts of interest.
In order to avoid conflicts of interest, at the meeting of Tokyu Community’s board of directors held on May 10, 2013, President Motonori Nakamura, Director Masatake Ueki, Director Kiyoshi Kanazashi and Director Yoshihiro Nakajima who respectively hold concurrent posts as directors of Tokyu Land and Tokyu Livable, and Director Hirofumi Nomoto who also holds a concurrent post as a director of Tokyu Land abstained from deliberation of and voting in the resolution for the Share Transfer, and a resolution for preparation of the Share Transfer Plan was unanimously passed by all members of the board of directors other than President Motonori Nakamura, Director Masatake Ueki, Director Kiyoshi Kanazashi, Director Yoshihiro Nakajima and Director Hirofumi Nomoto.
Of Tokyu Community’s statutory auditors, Eiji Futami who also serves as a statutory auditor for Tokyu Land and Tokyu Livable did not express an opinion at the abovementioned meeting of the board of directors. All of Tokyu Community’s statutory auditors excluding Eiji Futami, attended the abovementioned meeting of the board of directors of Tokyu Community and expressed opinions to the effect that they have no objections to the preparation of the Share Transfer Plan.
Negotiations on the ratio of the Share Transfer were held a total of four times between April 15, 2013 and May 9, 2013 and the directors of Tokyu Community responsible for the negotiations did not include directors for whom there was a risk of conflicts of interest with Tokyu Land and Tokyu Livable. Furthermore, directors of Tokyu Community who had worked for Tokyu Land and were responsible for the negotiations and participated in the deliberations and resolution of the aforementioned meeting of Tokyu Community’s board of directors did not include persons who are currently officers of Tokyu Land or any other persons for whom there is a substantial risk of a conflicts of interest with regard to the Share Transfer with Tokyu Land.
Tokyu Community also obtained an opinion dated May 9, 2013 to the effect that the Share Transfer is not prejudicial to the interests of Tokyu Community’s minority shareholders from Oh-Ebashi LPC & Partners, a law firm without an interest in Tokyu Community’s controlling shareholder Tokyu Land.
Due to the capital relationship above, Tokyu Livable took the following measures to avoid conflicts of interest.
In order to avoid conflicts of interest, at the meeting of Tokyu Livable’s board of directors held on May 10, 2013, Chairman of the Board of Directors Masatake Ueki, President Yoshihiro Nakajima, Director Kiyoshi Kanazashi and Director Motonori Nakamura who respectively hold concurrent positions as directors of Tokyu Land and Tokyu Community abstained from deliberation of and voting in the resolution for the Share Transfer, and a resolution for preparation of the Share Transfer Plan was unanimously passed by all members of the board of directors other than Chairman of the Board of Directors Masatake Ueki, President Yoshihiro Nakajima, Director Kiyoshi Kanazashi and Director Motonori Nakamura.
Of Tokyu Livable’s statutory auditors, Eiji Futami who holds concurrent positions as a statutory auditor for Tokyu Land and Tokyu Community did not express an opinion at the abovementioned meeting of the board of directors.  All the statutory auditors of Tokyu Livable excluding Eiji Futami attended the abovementioned meeting of the board of directors of Tokyu Livable and expressed opinions to the effect that they have no objections to the preparation of the Share Transfer Plan.
Negotiations on the ratio of the Share Transfer were held a total of four times between April 15, 2013 and May 9, 2013 and the directors of Tokyu Livable responsible for the negotiations did not include directors for whom there was a risk of conflicts of interest with Tokyu Land and Tokyu Community. Furthermore, directors of Tokyu Livable who had worked for Tokyu Land and were responsible for the negotiations and participated in the deliberations and resolution of the aforementioned meeting of Tokyu Livable’s board of directors did not include persons who are currently officers of Tokyu Land or any other persons for whom there is a substantial risk of a conflicts of interest with regard to the Share Transfer with Tokyu Land.
Tokyu Livable also obtained an opinion dated May 9, 2013 to the effect that the Share Transfer is not prejudicial to the interests of Tokyu Livable’s minority shareholders from Masuda & Partners Law Office, a law firm without an interest in Tokyu Livable’s controlling shareholder Tokyu Land.

4.	Overview of Parties to the Share Transfer (as of March 31, 2013)

(1)	Name	Tokyu Land Corporation	Tokyu Community Corp.	Tokyu Livable, Inc.
(2)	Location	21-2, Dogenzaka 1-chome, Shibuya-ku, Tokyo	10-1, Yoga 4-chome, Setagaya-ku, Tokyo	9-5, Dogenzaka 1-chome, Shibuya-ku, Tokyo
(3)	Name and title of representative	Kiyoshi Kanazashi, President & Representative Director	Motonori Nakamura, President & Representative Director	Yoshihiro Nakajima, President & Representative Director
(4)	Content of business	Comprehensive real estate business	Comprehensive real estate management business	Comprehensive real estate sales business
(5)	Capital	57,551 million yen	1,653 million yen	1,396 million yen
(6)	Date of establishment	December 17, 1953	April 8, 1970	March 10, 1972
(7)	Number of issued and outstanding shares	533,345,304	14,400,000	48,000,000
(8)	Fiscal year	April 1 through March 31 of the following year	April 1 through March 31 of the following year	April 1 through March 31 of the following year
(9)	Total number of employees on a consolidated basis	17,837 (Includes Tokyu Community and Tokyu Livable employees)	7,424	2,600
(10)	Main financing banks	Sumitomo Mitsui Trust Bank, Limited Mitsubishi UFJ Trust and Banking Corporation Mizuho Corporate Bank, Ltd. The Bank of Tokyo-Mitsubishi UFJ, Ltd.	Sumitomo Mitsui Trust Bank, Limited The Bank of Tokyo-Mitsubishi UFJ, Ltd Mitsubishi UFJ Trust and Banking Corporation Mizuho Corporate Bank, Ltd.	The Bank of Tokyo-Mitsubishi UFJ, Ltd. Sumitomo Mitsui Trust Bank, Limited Mizuho Corporate Bank, Ltd.
(11)	Major shareholders and their respective shareholding ratios (excluding indirect holdings)
Tokyu Corporation
16.57%
Japan Trustee Services Bank, Ltd. (trust account)
6.54%
The Master Trust Bank of Japan, Ltd. (trust account)
5. 24%
Sumitomo Mitsui Trust Bank, Limited
3.67%
The Dai-ichi Life Insurance Company, Ltd.
2. 67%
Nippon Life Insurance Company
2.08%
SSBT OD05 OMNIBUS ACCOUNT-TREATY CLIENTS
1.29%
Japan Trustee Services Bank, Ltd (trust account 4)
1.25%
STATE STREET BANK WEST CLIENT-TREATY
1.21%
NORTHERN TRUST CO. (AVFC)SUB A/C NON TREATY
0.99%

Tokyu Land Corporation
50.71%
Tokyu Corporation
5.00%
Tokyu Community employee stock ownership plan
3.99%
Japan Trustee Services Bank, Ltd (trust account)
2.72%
Tokyu Livable, Inc.
2.43%
Tokyu Hands, Inc.
2.43%
The Master Trust Bank of Japan, Ltd. (trust account)
2.16%
Sumitomo Mitsui Trust Bank, Limited
1. 60%
CMBL S.A. Re Mutual Funds
1.12%

Nippon Life Insurance Company
0.52%

Tokyu Land Corporation
50.43%
Tokyu Corporation
5.00%
The Master Trust Bank of Japan, Ltd. (trust account)
4.84%
Tokyu Livable employee stock ownership plan
3.27%
Japan Trustee Services Bank, Ltd (trust account)
2.87%
BNYML – NON TREATY ACCOUNT
1.74%
Tokyu Community Corp.
1.25%
Tokyu Hands, Inc.
1.25%

Trust & Custody Services Bank, Ltd. (securities investment trust account)
0.72%
MSCO CUSTOMER SECURITIES
0.68%

(12)	Relationship between the parties
Capital
Tokyu Land holds 55.57% of Tokyu Community’s issued and outstanding shares (including indirect holdings) and 52.93% of Tokyu Livable’s issued and outstanding shares (including indirect holdings). Additionally, Tokyu Livable holds 2.43% of Tokyu Community’s issued and outstanding shares and Tokyo Community holds 1.25% of Tokyu Livable’s issued and outstanding shares.

Personnel
Five of Tokyu Land’s directors also serve as directors of Tokyu Community, and four of Tokyu Land’s directors also serve as directors of Tokyu Livable. One of Tokyu Land’s statutory auditors also serves as an outside statutory auditor for Tokyu Community and Tokyu Livable. Additionally, four of Tokyu Livable’s directors hold concurrent positions as directors of Tokyu Community, and one Tokyu Livable statutory auditor holds a concurrent position as outside statutory auditor for Tokyu Community.

Transactions
Tokyu Community is retained by Tokyu Land to provide management and other services for buildings, etc. held by Tokyu Land. Tokyu Livable is retained by Tokyu Land to provide residential and other sales and purchasing services for Tokyu Land. Additionally, Tokyu Community has transactions with Tokyu Livable, including the assignment of building facility management services.

	Related parties (kanren tojisha)	Tokyu Community and Tokyu Livable are consolidated subsidiaries of Tokyu Land and therefore fall under related parties (kanren tojisha).

(13) Results of operations and financial data for the last three years
(i)	Tokyu Land (consolidated)	(Units: millions of yen, unless otherwise noted)
Fiscal year	Fiscal year ended March 31, 2011	Fiscal year ended March 31, 2012	Fiscal year ended March 31, 2013
Consolidated net assets	239,828	275,347	306,982
Consolidated gross assets	1,161,419	1,744,774	1,718,403
Consolidated net assets per share (yen)	392.87	453.46	505.99
Consolidated operating revenues	571,443	556,841	595,856
Consolidated operating income	62,502	50,086	51,975
Consolidated ordinary income	54,916	34,866	39,906
Consolidated current net income	11,597	34,200	22,146
Consolidated current net income per share (yen)	21.84	64.40	41.71
Dividend per share (yen)	7.0	7.0	7.0

(ii)	Tokyu Community (consolidated)	(Units: millions of yen, unless otherwise noted)
Fiscal year	Fiscal year ended March 31, 2011	Fiscal year ended March 31, 2012	Fiscal year ended March 31, 2013
Consolidated net assets	33,603	36,900	41,510
Consolidated gross assets	68,681	73,837	108,767
Consolidated net assets per share (yen)	2,324.47	2,552.88	2,871.57
Consolidated revenues	113,232	118,857	121,570
Consolidated operating income	7,417	8,014	8,891
Consolidated ordinary income	7,453	8,161	8,915
Consolidated current net income	3,898	4,305	5,215
Consolidated current net income per share (yen)	270.71	298.97	362.19
Dividend per share (yen)	72	80	86

(iii)	Tokyu Livable (consolidated)	(Units: millions of yen, unless otherwise noted)
Fiscal year	Fiscal year ended March 31, 2011	Fiscal year ended March 31, 2012	Fiscal year ended March 31, 2013
Consolidated net assets	25,413	26,937	30,353
Consolidated gross assets	57,429	58,357	93,517
Consolidated net assets per share (yen)	529.46	561.20	632.38
Consolidated operating revenues	55,779	54,176	63,905
Consolidated operating income	5,175	4,638	6,383
Consolidated ordinary income	5,244	4,681	6,452
Consolidated current net income	3,183	2,389	3,900
Consolidated current net income per share (yen)	66.33	49.79	81.26
Dividend per share (yen)	20.0	20.0	25.0

5.	Details of Company Newly Established by Share Transfer
(1)	Name	Tokyu Fudosan Holdings Corporation
(2)	Location	21-2, Dogenzaka 1-chome, Shibuya-ku, Tokyo
(3)	Scheduled assumption of office of representative and officers
Chairman
President & Representative Director
Director
Director
Director
Director
Director
Director
Director
Director
Director
Director
Director
Statutory Auditor (outside auditor)
Statutory Auditor
Statutory Auditor (outside auditor)
Statutory Auditor (outside auditor)

Masatake Ueki
Kiyoshi Kanazashi
Hirofumi Nomoto
Yoshihiro Nakajima
Motonori Nakamura
Ushio Okamoto
Satoshi Ogura
Minoru Furukawa
Iwao Ohtaki
Toshiyuki Saegusa
Hitoshi Uemura
Toshihiko Kitagawa
Yuji Ohkuma
Tadashi Kawai
Eiji Futami
Isao Adachi
Tomoyasu Asano

(4)	Content of business	Group operations management business
(5)	Capital	60 billion yen
(6)	Fiscal year	April 1 through March 31 of the following year
(7)	Net assets	Yet to be determined.
(8)	Gross assets	Yet to be determined.

6.	Overview of Accounting Treatment
The Share Transfer is expected to qualify as a “transaction under joint control” in the Accounting Standard for Business Combinations (ASBJ Statement No. 21 (issued by the ASBJ on December 26, 2008)). Goodwill is expected to be generated in the Holding Company’s consolidated closing of accounts in connection with transactions with minority shareholders, but the details of the accounting treatment are as yet undetermined. Notice will be given of the accounting treatment once finalized.

7.	Forecast
The management policies, plans and prospects for results of operations for the Holding Company to be newly established through the Share Transfer will be examined by the three companies hereafter and notice thereof will be given once finalized.

8.	Transactions with Controlling Shareholder
(1)	Tokyu Community
As Tokyu Land holds 55.57% of Tokyu Community’s issued and outstanding shares (including indirect holdings), the Share Transfer constitutes a transaction with a controlling shareholder for Tokyu Community.
“Policy Regarding Measures to Protect Minority Shareholders When Carrying Out Transactions with a Controlling Shareholder” in Tokyu Community’s Corporate Governance Report dated November 1, 2012, states that Tokyu Community “carries out transactions with its parent company in the course of business using fair and appropriate terms and procedures, in the same manner as transacting with other ordinary companies.” Tokyu Community do not feel impaired to transact freely with its parent company, Tokyu Land and other Tokyu Land Group companies, and are ensured a certain degree of independence. Transactions with Tokyu Land and Tokyu Land Group companies are carried out in the same manner as dealings with other ordinary companies in fair and appropriate terms and procedures, and are not subject to any restrictions due to the capital relationship.
Similarly, in the Share Transfer, Tokyu Community is taking steps to ensure its management independence from Tokyu Land, and intends to determine the share transfer ratio for the Share Transfer and carry out the Share Transfer after taking measures to ensure fairness and avoid any conflicts of interest as described above in sections 3.(5) and 3.(6). As a result of these measures, it is believed that the Share Transfer complies with Tokyu Community’s “Policy Regarding Measures to Protect Minority Shareholders When Carrying Out Transactions with a Controlling Shareholder.”

Additionally, Tokyu Community obtained from Oh-Ebashi LPC & Partners, a law firm without an interest in Tokyu Community’s controlling shareholder Tokyu Land, an opinion dated May 9, 2013 to the effect that the Share Transfer is not prejudicial to the interests of Tokyu Community’s minority shareholders due to the following reasons, inter alia:
•	The Share transfer was being carried out based on the judgment that Tokyu Community’s corporate value would be improved thereby;
•	There is a business necessity for Tokyu Community to carry out the Share Transfer;
•	The purpose is reasonable;
•	Tokyu Community, Tokyu Land and Tokyu Livable respectively retained independent third party advisors to calculate the share transfer ratio;
•
The share transfer ratio was decided, based on the evaluations of share prices by the independent advisors, as a result of substantial negotiations by each company’s directors, excluding directors for whom there is a potential conflict of interest;

•	In light of the calculations by the independent advisors the share transfer ratio is reasonable;
•
Directors and a statutory auditor for whom there is a potential conflict of interest with Tokyu Land and Tokyu Livable abstained from deliberation of and voting in resolutions at the meeting of the board of directors held to vote on the preparation of the Share Transfer Plan; and

•	The procedures used in the negotiation decision making processes included measures to prevent conflicts of interest and used fair procedures.

(2)	Tokyu Livable
As Tokyu Land holds 52.93% of Tokyu Livable’s issued and outstanding shares (including indirect holdings), the Share Transfer constitutes a transaction with a controlling shareholder for Tokyu Community.
“Policy Regarding Measures to Protect Minority Shareholders When Carrying Out Transactions with a Controlling Shareholder” in Tokyu Livable’s Corporate Governance Report dated June 28, 2012 states that Tokyu Livable “carries out transactions with its parent in the course of business using fair and appropriate conditions and procedures, in the same manner as transacting with other business partners.” Tokyu Livable do not feel impaired to transact freely with its parent company, Tokyu Land and other Tokyu Land Group companies, and are ensured a certain degree of independence. Transactions with Tokyu Land and Tokyu Land Group companies are carried out in the same manner as dealings with other ordinary companies in fair and appropriate terms and procedures, and are not subject to any restrictions due to the capital relationship.
Similarly, in the Share Transfer, Tokyu Livable is taking steps to ensure its management independence from Tokyu Land, and intends to determine the share transfer ratio for the Share Transfer and carry out the Share Transfer after taking measures to ensure fairness and avoid any conflicts of interest as described above in sections 3.(5) and 3.(6). As a result of these measures, it is believed that the Share Transfer complies with Tokyu Livable’s “Policy Regarding Measures to Protect Minority Shareholders When Carrying Out Transactions with a Controlling Shareholder.”
Additionally, Tokyu Livable obtained from Masuda & Partners Law Office, a law firm without an interest in Tokyu Livable’s controlling shareholder Tokyu Land, an opinion dated May 9, 2013 to the effect that the Share Transfer is not prejudicial to the interests of Tokyu Livable’s minority shareholders due to the following reasons, inter alia:
•	The Share transfer was being carried out based on the judgment that Tokyu Community’s corporate value would be improved thereby;
•	There is a business necessity for Tokyu Livable to carry out the Share Transfer;
•	The purpose is reasonable;
•	Tokyu Community, Tokyu Land and Tokyu Livable respectively retained independent third party advisors to calculate the share transfer ratio;
•
The share transfer ratio was decided, based on the evaluations of share prices by the independent advisors, as a result of substantial negotiations by each company’s directors, excluding directors for whom there is a potential conflict of interest;

•	In light of the calculations by the independent advisors the share transfer ratio is reasonable;
•
Directors and a statutory auditor for whom there is a potential conflict of interest with Tokyu Land and Tokyu Community abstained from deliberation of and voting in resolutions at the meeting of the board of directors held to vote on the preparation of the Share Transfer Plan; and

•	The procedures used in the negotiation decision making processes included measures to prevent conflicts of interest and used fair procedures.

-End-

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements that reflect the Companies’ plans and expectations. These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the Companies and the other relevant parties actual results, performance, achievements or financial position to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements. These forward-looking statements may be identified by words such as ‘believes’, ‘expects’, ‘anticipates’, ‘projects’, ‘intends’, ‘should’, ‘seeks’, ‘estimates’, ‘future’ or similar expressions or by discussion of, among other things, strategy, goals, plans or intentions. Actual results may differ materially in the future from those reflected in forward-looking statements contained in this document, due to various factors including but not limited to: failure of the parties to agree on some or all of the terms of the transactions; failure to obtain a necessary shareholders’ approval; inability to obtain some or all necessary regulatory approvals or to fulfill any other condition to the closing of the transaction; changes in laws or accounting standards, or other changes in the business environment relevant to the parties; challenges in executing our business strategies; the effects of financial instability or other changes in general economic or industry conditions; and other risks to consummation of the transaction.

(Exhibit)
<Current Structure>

Tokyu Land Corporation
Tokyu Community Corp.
(Consolidated Subsidiaries)
United Communities Co., Ltd.
Community One Co., Ltd.*1
Marimo Community Corp.*1
Yoko Buil System Corp. *1
Tokyu Bldg Maintenance Co., Ltd.
Kansai Tokyu Bldg Maintenance Co., Ltd.
Shonan Community Corp
TS Community Corp
Dai-ichi Building Service Inc.
TC-forum Corp.
Yoga District Heating and Cooling Co., Ltd.
Shindai-Byoin Parking Service Co., Ltd.
*1: These three companies are consolidated
subsidiaries of United Communities Co., Ltd.
Tokyu Livable, Inc.
(Consolidated Subsidiaries)
Tokyu Livable Sapporo Corporation
Tokyu Livable Tohoku, Inc.
Tokyu Livable Nagoya, Inc.
Elle-staff Co. Ltd.
Tokyu Livable Staff Corporation
Livable Asset Management Inc.
Livable PA Corporation
(Consolidated Subsidiaries)
Tokyu Hands, Inc.
Tokyu Homes Corporation
Tokyu Relocation Co., Ltd.
Tokyu Sports Oasis Inc.
Ishikatsu Exterior, Inc.
Ewel Inc.
Tokyu Land Capital Management Inc.
TOKYU LAND SC MANAGEMENT CORPORATION
TLC Activia Investment Management Inc.
TLC Comforia Investment Management INC.
Tokyu Resort Service Inc.
Tokyu E-Life Design Inc.
Tokyu Resort Corporation
Other 60 companies

<Structure from October 1, 2013>

Tokyu Fudosan Holdings Corporation
Tokyu Land Corporation
(Consolidated Subsidiaries)
Tokyu Hands, Inc.
Tokyu Homes Corporation
Tokyu Relocation Co., Ltd.
Tokyu Sports Oasis Inc.
Ishikatsu Exterior, Inc.
Ewel Inc.
Tokyu Land Capital Management Inc.
TOKYU LAND SC MANAGEMENT CORPORATION
TLC Activia Investment Management Inc.
TLC Comforia Investment Management INC.
Tokyu Resort Service Inc.
Tokyu E-Life Design Inc.
Tokyu Resort Corporation
Other 60 companies
Tokyu Community Corp.
(Consolidated Subsidiaries)
United Communities Co., Ltd.
Community One Co., Ltd.*1
Marimo Community Corp.*1
Yoko Buil System Corp. *1
Tokyu Bldg Maintenance Co., Ltd.
Kansai Tokyu Bldg Maintenance Co., Ltd.
Shonan Community Corp
TS Community Corp.
Dai-ichi Building Service Inc.
TC-forum Corp.
Yoga District Heating and Cooling Co., Ltd.
Shindai-Byoin Parking Service Co., Ltd
*1: These three companies are consolidated
subsidiaries of United Communities Co., Ltd.
Tokyu Livable, Inc.
(Consolidated Subsidiaries)
Tokyu Livable Sapporo Corporation
Tokyu Livable Tohoku, Inc.
Tokyu Livable Nagoya, Inc.
Elle-staff Co. Ltd.
Tokyu Livable Staff Corporation
Livable Asset Management Inc.
Livable PA Corporation